Exhibit 8.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

November 29, 2011

Huntington Bancshares Incorporated

Huntington Center

41 South High Street

Columbus, OH 43287

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of Huntington Bancshares Incorporated, a Maryland corporation (“Huntington”), relating to the offer to exchange newly issued depositary shares representing floating rate non-cumulative perpetual preferred stock of Huntington for certain series of currently issued and outstanding capital securities of Huntington.

We have participated in the preparation of the discussion set forth in the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” in the Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz